Consent of Independent Registered Public Accounting Firm The Board of Directors and Shareholders of Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account I: We consent to the use in this Post-Ef fective Amendment to the Registration Statement on Form N-4 of our reports dated March 29, 2021 relating to the f inancial statements of each of the investment divisions of JNLNY Separate Account – I indicated in our reports, incorporated by reference herein, and to the reference to our f irm under the heading “Services” in the Statement of Additional Information. Chicago, Illinois April 19, 2021 KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company of New York: We consent to the use of our report on the financial statements of Jackson National Life Insurance Company of New York dated April 12, 2021 incorporated by reference herein and to the reference to our firm under the heading “Services” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement. Dallas, Texas April 19, 2021 KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.